Exhibit 99.1

NEWS RELEASE

Court Ruling in SK Hynix Matter Recognizes the Value of Rambus IP and Determines Sanction

SUNNYVALE, CALIFORNIA — May 9, 2013 — Rambus Inc. (Nasdaq:RMBS), the innovative technology solutions company, today announced that the Northern District of California (NDCA) has issued his ruling in the matter against SK hynix. The judgment by the Honorable Ronald M. Whyte recognizes the value of Rambus’ intellectual property, affirming previous findings that the Rambus patents involved in this case are valid and infringed by SK hynix.

In March 2009, the court entered a judgment and awarded Rambus $349 million after a remittitur plus prejudgment interest, and required SK hynix to pay specified royalties to Rambus on an ongoing basis until April 2010. The May 2013 ruling concludes that an amount of $250 million should be applied as a credit against the judgment. In addition, the ruling applied an effective royalty rate of between 0.80% and 0.85% of sales and denied all SK hynix motions for summary judgment and granted, in part, Rambus’ motion to amend the court’s findings of fact.

“We are pleased with the Honorable Judge Whyte’s ruling supporting reasonable compensation for the use of our patented inventions, but are disappointed with the sanction,” said Jae Kim, Rambus senior vice president and general counsel. “We appreciate the Court’s extensive efforts in this case and are hopeful this ruling will lead to putting this matter behind us.”

Rambus management will discuss this decision during a special conference call on Thursday, May 9, 2013 at 1:30 p.m. PT.  The call will be webcast and can be accessed through the Rambus website. A replay will be available following the call on Rambus’ Investor Relations website.

About Rambus Inc.

Rambus is the innovative technology solutions company that brings invention to market. Unleashing the intellectual power of our world-class engineers and scientists in a collaborative and synergistic way, Rambus invents, licenses and develops solutions that challenge and enable our customers to create the future. While best known for creating unsurpassed semiconductor memory architectures, Rambus is also developing world-changing products and services in security, advanced LED lighting and displays, and immersive mobile media.

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Dan O’Mahony

Schwartz MSL for Rambus

(415) 512-0770

Rambus@schwartzmsl.com